Exhibit 99.1


                        ALLERGY IMMUNO TECHNOLOGIES, INC.


                                    CONTENTS



              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS          FS-2

              FINANCIAL STATEMENTS

                  Balance Sheet FS-3

                  Statements of Operations                                FS-4

                  Statements of Shareholders' Deficit                     FS-5

                  Statements of Cash Flows                                FS-6

                  Notes to Financial Statements                   FS-7 - FS-20

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Allergy Immuno Technologies, Inc.


We have audited the accompanying balance sheet of Allergy Immuno Technologies, Inc. (the "Company") as of May 31, 2001, and the related statements of operations, shareholders' deficit and cash flows for the years ended May 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allergy Immuno Technologies, Inc. as of May 31, 2001, and the results of its operations and its cash flows for the years ended May 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                             BDO SEIDMAN, LLP
Costa Mesa, California
August 10, 2001

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                                   BALANCE SHEET


MAY 31,                                                                     2001
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
   Cash                                                             $     9,455
   Accounts receivable, less allowance
     for doubtful accounts of $5,102                                      7,474
   Inventory                                                              3,769
   Prepaid and other current assets                                       3,653
--------------------------------------------------------------------------------

Total current assets                                                     24,351

FIXED ASSETS, net of accumulated depreciation of $46,276                    367

PATENTS, net of accumulated amortization of $6,546                       10,724
--------------------------------------------------------------------------------

                                                                    $    35,442
================================================================================

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable and accrued expenses                            $    11,733
   Due to affiliate                                                     295,825
--------------------------------------------------------------------------------

                                                                        307,558
--------------------------------------------------------------------------------

SHAREHOLDERS' DEFICIT

   Preferred stock, par value $1.00 per share;
     100,000 shares authorized; no
     shares issued and outstanding                                           --
   Common stock, par value $.001 per share;
     50,000,000 shares authorized; 17,170,390
     shares issued and outstanding at May 31, 2001                       17,170
   Additional paid in capital                                         1,777,388
   Accumulated deficit                                               (2,066,674)
--------------------------------------------------------------------------------

Total shareholders' deficit                                            (272,116)
--------------------------------------------------------------------------------

                                                                    $    35,442
================================================================================

    See report of independent certified public accountants and accompanying notes to financial statements.

                                                   ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                            STATEMENTS OF OPERATIONS


YEARS ENDED MAY 31,                                        2001              2000
------------------------------------------------------------------------------------

NET SALES                                              $    100,270    $     79,976

Cost of sales                                                86,982          94,361
------------------------------------------------------------------------------------

GROSS INCOME (LOSS)                                          13,288         (14,385)
------------------------------------------------------------------------------------

OPERATING EXPENSES
   General and administrative                                79,026         111,099
   Research and development                                      --          52,600
------------------------------------------------------------------------------------

Total operating expenses                                     79,026         163,699
------------------------------------------------------------------------------------

OPERATING LOSS                                              (65,738)       (178,084)

OTHER INCOME, NET                                             3,884           1,098
------------------------------------------------------------------------------------

LOSS BEFORE INCOME TAXES                                    (61,854)       (176,986)

Income tax expense                                              800             800
------------------------------------------------------------------------------------

NET LOSS                                               $    (62,654)   $   (177,786)
====================================================================================

Per share data (basic and diluted):

NET LOSS                                               $         --    $       (.01)
====================================================================================

Weighted average number of common shares outstanding     17,170,390      17,170,390
====================================================================================

    See report of independent certified public accountants and accompanying notes to financial statements.

                                                                  ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                                STATEMENTS OF SHAREHOLDERS' DEFICIT


                                    COMMON STOCK          ADDITIONAL                          TOTAL
                           ---------------------------       PAID-IN    ACCUMULATED   SHAREHOLDERS'
                                SHARES         AMOUNT        CAPITAL        DEFICIT         DEFICIT
---------------------------------------------------------------------------------------------------

Balances at June 1, 1999    17,170,390    $    17,170    $ 1,777,388   $(1,826,234)      $ (31,676)

Net loss                            --             --             --      (177,786)       (177,786)
---------------------------------------------------------------------------------------------------

Balances at May 31, 2000    17,170,390         17,170      1,777,388    (2,004,020)       (209,462)

Net loss                            --             --             --       (62,654)        (62,654)
---------------------------------------------------------------------------------------------------

Balances at May 31, 2001    17,170,390    $    17,170    $ 1,777,388   $(2,066,674)      $(272,116)
===================================================================================================

    See report of independent certified public accountants and accompanying notes to financial statements.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                        STATEMENTS OF CASH FLOWS


FOR THE YEARS ENDED MAY 31,                                 2001        2000
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                              $ (62,654)   $(177,786)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization                           1,480        2,697
     Provision for allowance for doubtful accounts          (4,235)      (1,848)
     Gain on sale of land                                   (3,722)          --
     Changes in operating assets and liabilities:
       Accounts receivable                                   8,765        3,394
       Inventory                                               608        2,079
       Other receivable - consulting                            --      100,000
       Prepaid and other current assets                        949       (1,323)
       Accounts payable and accrued expenses                 2,188        1,826
       Due to affiliate                                     13,812           --
--------------------------------------------------------------------------------

Net cash used in operating activities                      (42,809)     (70,961)
--------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property                                       (61)      (2,643)
   Sale of land held for investment                         49,722           --
--------------------------------------------------------------------------------

Net cash provided by (used in) investing activities         49,661       (2,643)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Advances from affiliate                                      --       74,005
--------------------------------------------------------------------------------

Net change in cash                                           6,852          401

Cash at beginning of year                                    2,603        2,202
--------------------------------------------------------------------------------

Cash at end of year                                      $   9,455    $   2,603
================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   CASH PAID DURING THE YEAR FOR:

     Income taxes                                        $     800    $     800
================================================================================

    See report of independent certified public accountants and accompanying notes to financial statements.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF                 ORGANIZATION
        SIGNIFICANT
        ACCOUNTING                 Allergy Immuno Technologies, Inc. (the
        POLICIES                   "Company") provides specialized diagnostic
                                   testing services to physicians and clinics located throughout the United States. The
                                   Company is a majority-owned subsidiary of Biomerica and has historically received support for operations and management from Biomerica.

                                   ACCOUNTS RECEIVABLE

                                   Accounts receivable consists of fees due the Company for testing provided to various physicians, clinics and unrelated companies. The Company extends credit to its customers and generally performs ongoing credit evaluations of such customers. The Company does not require collateral to secure its accounts receivable. The Company maintains reserves for potential credit losses based on the Company's historical experience related to credit losses.

                                   INVENTORY

                                   Inventory, comprised principally of various chemicals and testing kits, is stated at the lower of cost (first-in, first-out method) or market. Market is determined by comparison with recent purchases or net realizable value.

                                   FIXED ASSETS

                                   Fixed assets, which are primarily comprised of furniture and fixtures, are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which are generally from three to five years. Depreciation expense included in the accompanying statements of operations totaled $0 and $2,337 for the years ended May 31, 2001 and 2000, respectively. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF                 PATENTS
        SIGNIFICANT
        ACCOUNTING                 The Company holds certain patents which are
        POLICIES                   amortized on a straight-line basis over 17
        (CONTINUED)                years. Amortization expense included in the
                                   accompanying statements of operations
                                   amounted to $1,480 and $360 for the years ended May 31, 2001 and 2000, respectively.

                                   REVENUE RECOGNITION

                                   Revenue is recognized upon completion of the diagnostic testing services.

                                   ADVERTISING COSTS

                                   The Company reports the costs of all
                                   advertising as expense in the period in which those costs are incurred. Advertising costs were $0 and $1,227 for the years ended May 31, 2001 and 2000, respectively.

                                   INCOME TAXES

                                   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF                 ACCOUNTING ESTIMATES
        SIGNIFICANT
        ACCOUNTING                 The preparation of financial statements in
        POLICIES                   conformity with generally accepted accounting
        (CONTINUED)                principles requires management to make
                                   estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

                                   STOCK-BASED COMPENSATION

                                   During 1995, the Financial Accounting
                                   Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "ACCOUNTING FOR STOCK-BASED COMPENSATION", which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES". Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

                                   FAIR VALUE OF FINANCIAL INSTRUMENTS

                                   The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis on the accompanying balance sheets. The Company's financial instruments consist of cash, accounts receivable and accounts payable. The carrying amounts of the Company's financial instruments approximate their fair values at May 31, 2001.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF                 ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED
        SIGNIFICANT                ASSETS
        ACCOUNTING
        POLICIES                   The Company follows the guidance under
        (CONTINUED)                Statement of Financial Accounting Standards
                                   121, "ACCOUNTING FOR THE IMPAIRMENT OF
                                   LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS
                                   TO BE DISPOSED OF", ("SFAS 121"). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of.
                                   Management has determined that there is no impairment of long-lived assets as of May 31, 2001.

                                   CONCENTRATION OF CREDIT RISK

                                   The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses.

                                   During the year ended May 31, 2001, the
                                   Company had two major customers which
                                   accounted for approximately 19% and 11% of net sales. During the year ended May 31, 2000, the Company had three major customers which accounted for approximately 24%, 13% and 13% of net sales.

                                   At May 31, 2001, the Company was owed $1,707 or 14% and $1,575 or 13% of net accounts receivable from two customers.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF                 GOING CONCERN
        SIGNIFICANT
        ACCOUNTING                 The accompanying financial statements have
        POLICIES                   been prepared assuming the Company will
        (CONTINUED)                continue as a going concern. During the year
                                   ended May 31, 2001 ("Fiscal 2000"), the
                                   Company experienced a net loss of $62,654 and had negative cash flows from operations of $42,809. In addition, the Company had substantial working capital and shareholders' deficits at May 31, 2001. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                   There can be no assurances that the Company will be able to successfully implement its plans, including generating profitable operations, generating positive cash flows from operations and obtaining additional debt and equity capital to meet present and future working capital demands.

                                   NET LOSS PER SHARE

                                   The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE" ("SFAS 128"). SFAS 128 is primarily a disclosure standard which requires public companies to present basic earnings per share
                                   (EPS) and, if applicable, diluted earnings per share, instead of primary and fully diluted earnings per share. Basic EPS is computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year. Diluted EPS is computed by dividing net
                                   (loss) income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding during the year.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF                 The following table illustrates the required
        SIGNIFICANT                disclosure of the reconciliation of the
        ACCOUNTING                 numerators and denominators of the basic and
        POLICIES                   diluted EPS computations.
        (CONTINUED)

                                                               FOR THE YEAR ENDED MAY 31, 2001
                                                            ------------------------------------
                                                               Loss         Shares     Per Share
                                                            (Numerator)  (Denominator)   Amount
                                   -------------------------------------------------------------

                                   BASIC EPS -

                                     Loss available to
                                      common shareholders   $  (62,654)   17,170,390      $  --

                                   EFFECT OF DILUTIVE
                                      SECURITIES -

                                     Options                        --            --         --
                                   -------------------------------------------------------------

                                   DILUTED EPS -

                                     Loss available to
                                      common shareholders
                                      plus assumed
                                      conversions           $  (62,654)   17,170,390      $  --
                                   =============================================================

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF
        SIGNIFICANT
        ACCOUNTING
        POLICIES
        (CONTINUED)

                                                               FOR THE YEAR ENDED MAY 31, 2000
                                                            ------------------------------------
                                                               Loss         Shares     Per Share
                                                            (Numerator)  (Denominator)   Amount
                                   -------------------------------------------------------------


                                   BASIC EPS -

                                     Loss available to
                                      common shareholders   $ (177,786)   17,170,390      $(.01)

                                   EFFECT OF DILUTIVE
                                      SECURITIES -

                                     Options                        --            --         --
                                   -------------------------------------------------------------

                                   DILUTED EPS -

                                     Loss available to
                                      common shareholders
                                      plus assumed
                                      conversions           $ (177,786)   17,170,390      $(.01)
                                   =============================================================

                                   LIMITATIONS ON DIVIDENDS

                                   Pursuant to state laws, the Company is
                                   currently restricted, and may be restricted for the foreseeable future, from making dividends to its stockholders as a result of its accumulated deficit as of May 31, 2001.

                                   HAZARDOUS MATERIALS

                                   The Company's research and development
                                   involves the controlled use of hazardous materials and chemicals. Although the Company believes that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF                 NEW ACCOUNTING PRONOUNCEMENTS
        SIGNIFICANT
        ACCOUNTING                 In June 1997, the FASB issued SFAS No. 130,
        POLICIES                   "REPORTING COMPREHENSIVE INCOME". SFAS No.
        (CONTINUED)                130 requires that an enterprise report, by
                                   major components and as a single total, the change in its net assets during the period from nonowner sources. The Company has no elements of other comprehensive income.

                                   In June 1998, the Financial Accounting
                                   Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes account and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measure of those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company currently does not engage in derivative or hedging activities, and accordingly, there will be no impact to its consolidated financial statements upon implementation in the Company's fiscal year 2002.

                                   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

                                   In March 2000, the Financial Accounting
                                   Standards Board ("FASB") issued
                                   Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions involving Stock Compensation." The adoption of this Interpretation did not have a material impact on the consolidated results of operations or financial position of the Company.

                                   In July 2001, the Financial Accounting
                                   Standards Board ("FASB") issued Statement of
                                   Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


1.      SUMMARY OF                 eliminates the pooling method of accounting
        SIGNIFICANT                for business combinations  initiated after
        ACCOUNTING                 June 30, 2001. In addition, SFAS 141
        POLICIES                   addresses the accounting for intangible
        (CONTINUED)                assets and goodwill acquired in a business
                                   combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect SFAS 141 will have a material impact on the Company's financial position or results of operations.

                                   In July 2001, the FASB issued Statement of
                                   Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Intangible Assets", which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company does not expect that SFAS 142 will have a material impact on the Company's financial position or results of operations as a result of the future adoption of SFAS 142.

2.      LAND HELD                  Land held for investment consisted of a
        FOR INVESTMENT             parcel of land located in the state of Utah.
                                   The land was sold during 2001 for a gain of $3,722, which is included in other income in the accompanying 2001 statement of operations.

3.      SHAREHOLDERS'              The Company's authorized equity
        EQUITY                     capitalization consists of 50,000,000 shares
                                   of voting common stock, par value $.001 and 100,000 shares of preferred stock, par value
                                   $1.00 per share. As of May 31, 2001, there were 17,170,390 shares of common stock issued and outstanding.

                                   Holders of common stock are entitled to
                                   receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. There have been no dividends declared and management does not anticipate any dividends in the near future due to lack of funds and legal restrictions. Dividends on any outstanding shares of preferred stock may be required to be paid in full before payment of any dividends on the common stock. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


3.      SHAREHOLDERS'              Holders of common stock are entitled to one
        EQUITY                     vote per share with respect to all matters
        (CONTINUED)                submitted to a vote of shareholders and do
                                   not have cumulative voting rights.
                                   Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of any preferred stock that may be outstanding. The Company's Articles of Incorporation and Bylaws contain no restrictions on the repurchase by the Company of shares of the common stock or preferred stock. All the outstanding shares of common stock are, and additional shares of common stock will be, when issued, validly issued, fully paid, and nonassessable.

                                   The Company is authorized to issue up to 100,000 shares of preferred stock, par value $1.00 per share, the rights, preference and privileges of which may be determined from time to time by the Board of Directors. The Board of Directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of the date hereof, there were no shares of preferred stock issued and outstanding. Any preferred stock issued will rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock. The preferred stock will, when issued, be fully paid and assessable.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


3.      SHAREHOLDERS'              STOCK OPTIONS
        EQUITY
        (CONTINUED)                During fiscal 1998, the Company granted
                                   options to purchase 1,185,000 shares of
                                   common stock to various employees and
                                   directors, including an option to purchase
                                   250,000 shares granted to Biomerica, Inc., the parent company. The exercise price will be the fair value of the Company's common stock on the date (the "Pricing Date") of a successful completion of $3,000,000 in capital being raised or upon the merger with another company or acquisition of another company with greater than $6,000,000 in assets. The options will vest 50% per year and expire over five years beginning on the Pricing Date.

4.      INCOME TAXES               The tax effect of temporary differences that
                                   give rise to significant portions of the deferred tax assets at May 31, 2001 are presented below:

                                   MAY 31,                                             2001
                                   --------------------------------------------------------

                                   Deferred tax assets:
                                      Accounts receivable, principally due to
                                        allowances for doubtful accounts         $   2,032
                                      State net operating loss carryforwards        51,301
                                      Federal net operating loss carryforwards     656,546
                                      Research and development tax credit
                                        carryforwards                               29,395
                                   --------------------------------------------------------

                                   Total gross deferred tax assets                 739,274

                                   Less valuation allowance                       (739,274)
                                   --------------------------------------------------------

                                   Net deferred tax asset                        $      --
                                   ========================================================

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


4.      INCOME TAXES               Income tax expense attributable to loss from
        (CONTINUED)                operations for the years ended May 31, 2001
                                   and 2000 consists of the following current provisions:

                                   MAY 31,                           2001        2000
                                   ---------------------------------------------------

                                   U.S. Federal                    $   --      $   --
                                   State and local                    800         800
                                   ---------------------------------------------------

                                                                   $  800      $  800
                                   ===================================================

                                   Income tax expense attributable to income from operations was $800 for each of the years ended May 31, 2001 and 2000, and differs from the amounts computed by applying the U.S. Federal income tax rate of 35 percent to pretax income from operations as a result of the following:

                                   May 31,                                      2001         2000
                                   -----------------------------------------------------------------

                                   Computed "expected" tax (benefit)          $(21,649)   $(60,175)

                                   Increase (reduction) in income taxes
                                      resulting from:
                                      Change in the beginning-of-the-year
                                         balance of the valuation allowance
                                         for deferred tax assets allocated
                                         to income tax expense                  21,649      60,175

                                      State and local income taxes                 800         800
                                   -----------------------------------------------------------------

                                                                              $    800    $    800
                                   =================================================================

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


4.      INCOME TAXES               As of May 31, 2001, the Company has available
        (CONTINUED)                Federal and state net operating loss
                                   carryforwards for tax purposes of
                                   approximately $1,931,000 and $580,000,
                                   respectively, and research and development tax credit carryforwards of approximately
                                   $29,000. The aforementioned carryforwards expire in various years through 2021.

                                   The Tax Reform Act of 1986 includes
                                   provisions which limit the Federal net
                                   operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur.

5.      RELATED PARTY              Biomerica, Inc. paid expenses on behalf of
        TRANSACTIONS               the Company of $13,812 and $139,670 during
                                   fiscal 2001 and 2000, respectively. Included in these amounts are $1,450 per month for accounting and administrative services rendered by Biomerica for the Company in each fiscal year. The remaining amounts in each year represents advances of funds to the Company for payment of the Company's own expenses. The due to affiliate at May 31, 2001 and 2000 represents the related unpaid amounts due to Biomerica. The advances are non-interest bearing and have no stated due date. Biomerica does not intend to require repayment of such advances in fiscal 2002.

                                   Management believes that the charges by
                                   Biomerica for its monthly services are
                                   reasonable and fair and that these costs would be the same for the Company if the Company were unaffiliated with Biomerica. The breakdown of the $1,450 monthly charge is $600 for accounting services, $500 for executive and administrative services, $200 for office expense and $50 for telephone expenses. If extraordinary services are performed in a month, additional charges are incurred. The Company does not have a written contract for services with Biomerica, but engages Biomerica on an as needed basis.

                                   The average outstanding balance during 2001 and 2000 was $288,920 and $245,010, respectively. The amount outstanding at May
                                   31, 2001 is comprised of $212,575 for
                                   services and cash advances and $83,250 for products purchased from Biomerica.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS


5.      RELATED PARTY              The Company facilities are leased on a
        TRANSACTIONS               month-to-month basis at $1,400 per month and
        (CONTINUED)                are owned 50% by a partnership in which a
                                   shareholder is a partner. Rentexpense was $16,800 for each of the years presented.

6.      RETIREMENT                 Effective September 1, 1986, the Company
        SAVINGS PLAN               established  a 401(k) Plan for the benefit of
                                   its employees. The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the Plan's inception.

7.      OTHER INCOME               During the year ended May 31, 1999, the
                                   Company performed consulting services for an unrelated entity. The Company received
                                   $100,000 in cash in June of 1999 and an
                                   option to acquire 10,000 units of an
                                   unrelated entity.